Exhibit 99.2

U.S. Gold Corp. Issues October 2020 Shareholder Letter

ELKO, NV, October 13, 2020 – U.S. Gold Corp. (NASDAQ: USAU) (the “Company”), a gold exploration and development company, today announced that it has issued a letter to its shareholders outlining the Company’s recent and expected milestones, as it continues to advance its assets and projects.

Recent Company highlights include:

●	Acquisition of Northern Panther Resource Corporation, which provided USAU with the Challis Gold Project in Idaho, additional capital and some key industry shareholders
●	Strengthening of the management team with the appointments of George Bee as President and Eric Alexander as CFO
●	Commencement of the CK Gold Project Pre-Feasibility Study

“This year has been anything but normal with the ongoing upheavals caused by the COVID-19 pandemic, but I’m proud that U.S. Gold Corp. has continued to push forward and advance our portfolio like the CK Gold Project and grow our business with the acquisition of Northern Panther,” stated Edward Karr, CEO of U.S. Gold Corp. “With the consistent strength of the gold market through turbulent times, I’m excited for what the coming months and years hold for our Company, and look forward to speaking with shareholders further at our annual general meeting in November.”

A copy of the letter is available on our website at: www.usgoldcorp.gold/Oct2020-SH-Letter

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded, U.S. focused gold exploration and development company. U.S. Gold Corp. has a portfolio of exploration properties. Copper King, now the CK Gold Project, is located in Southeast Wyoming and has a Preliminary Economic Assessment (PEA) technical report, which was completed by Mine Development Associates. Keystone and Maggie Creek are exploration properties on the Cortez and Carlin Trends in Nevada. The Challis Gold Project is located in Idaho. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold

Safe Harbor

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on U.S. Gold Corp.’s current expectations, and actual results could differ materially from such statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: the prevailing market conditions for metal prices and mining industry cost inputs, environmental and regulatory risks, risks faced by junior companies generally engaged in exploration activities, whether U.S. Gold Corp. will be able to raise sufficient capital to implement future exploration programs, COVID-19 uncertainties, and other factors described in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company makes no representation or warranty that the information contained herein is complete and accurate and we have no duty to correct or update any information contained herein.

For additional information, please contact:

U.S. Gold Corp. Investor Relations:

+1 800 557 4550

ir@usgoldcorp.gold

www.usgoldcorp.gold